Exhibit 99.1

Cord Blood America, Inc. Adopts Tax Benefits Preservation Plan

LAS VEGAS, NV / ACCESSWIRE / April 25, 2018 / Cord Blood America, Inc. (www.cordblood-america.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced that its Board of Directors has adopted a tax benefits preservation plan (the "Plan") designed to preserve CBAI's ability to utilize its net operating loss carryforwards and other tax attributes (collectively, "Tax Benefits").

The Plan is intended to prevent an "ownership change" as defined under Section 382 of the Internal Revenue Code in order to protect an important CBAI asset that has meaningful value to all CBAI shareholders. As part of the Plan, the Board of Directors of CBAI declared a dividend of one right (a "Right") for each share of common stock, par value $0.0001 per share, of CBAI (the "Common Stock") then outstanding. The dividend will be payable to holders of record as of the close of business on April 25, 2018. Any shares of Common Stock issued after the record date will be issued together with the Rights. Each Right initially represents the right to purchase one one-thousandth of a share of newly created Series A Preferred Stock.

Initially, the Rights will be attached to all certificates representing shares of Common Stock then outstanding and no separate rights certificates will be distributed. In the case of book-entry shares, the Rights will be evidenced by notations in the book-entry accounts. Subject to certain exceptions specified in the Plan, the Rights will separate from the Common Stock and a distribution date (the "Distribution Date") will occur upon the earlier of (i) ten (10) business days following a public announcement that a shareholder (or group) has become a beneficial owner of 4.9% or more of the shares of Common Stock then outstanding and (ii) ten (10) business days (or such later date as the Board determines) following the commencement of a tender offer or exchange offer that would result in a person or group becoming a 4.9 percent shareholder.

Pursuant to the Plan and subject to certain exceptions, if a shareholder (or group) becomes a 4.9 percent shareholder after adoption of the Plan, the Rights would generally become exercisable and entitle shareholders (other than the 4.9-percent shareholder or group) to purchase additional shares of CBAI at a significant discount, resulting in substantial dilution in the economic interest and voting power of the 4.9-percent shareholder (or group). In addition, under certain circumstances in which CBAI is acquired in a merger or other business combination after a non-exempt shareholder (or group) becomes a 4.9 percent shareholder, each holder of the Right (other than the 4.9-percent shareholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount.

The Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) 11:59 p.m., on April 25, 2021; (ii) the time at which the Rights are redeemed or exchanged as provided in the Plan; and (iii) the time at which the Board determines that the Plan is no longer necessary or desirable for the preservation of Tax Benefits.

Additional details of the Plan will be communicated in a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

Stated David Sandberg, CBAI's Chairman of the Board, "Our tax advisors have indicated that should the proposed asset sale be approved, use of CBAI's net operating loss carryforwards can preserve approximately $0.5-$0.6 million of value. However, if a Section 382 change of control occurs, the company will lose this benefit, costing shareholders a significant amount in relation to CBAI's market value. Accordingly, the Board has voted to approve the plan. At the upcoming shareholder meeting, shareholders shall vote on the proposed asset sale as well as a proposal to adopt a separate provision to amend the Company's Amended and Restated Articles of Incorporation to protect the Company's Tax Benefits. As a reminder to our shareholders, the Company shall continue to exist should the transaction be approved, with shareholders continuing to hold shares and the stock continuing to trade."

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Anthony Snow
asnow@cordblood-america.com